News Release

Newell Brands Announces First Quarter 2020 Results
Net and Core Sales In Line With and EPS Ahead of Outlook
Delivers Strong Operating Cash Flow Results
Provides Update on COVID-19 Impact to Business

ATLANTA, GA – May 1, 2020 – Newell Brands (NASDAQ: NWL) today announced its first quarter 2020 financial results.

"The turnaround plan that we have been executing against puts Newell Brands on a stronger footing to confront the significant and unprecedented challenges inherent in the global COVID-19 pandemic,” said Ravi Saligram, Newell Brands President and CEO. “We have established three key priorities in this rapidly changing operating and economic environment. First and foremost is the safety and well-being of our employees. Second, we are taking decisive actions to sustain the company’s financial vitality with a laser focus on maximizing cash flow and ensuring strong liquidity. And finally, we are working diligently to keep our manufacturing facilities and distribution centers operating where possible, so that we can continue to provide critical products to our consumers and customers. Although we delivered performance in line with or ahead of expectations in Q1, we expect Q2 to be a very challenging quarter. We are encouraged, however, by the pockets of strength we are seeing in the Food and Commercial businesses as well as recent point of sale trends in the Appliances & Cookware business in the U.S. We remain confident in our liquidity position and our ability to successfully navigate the enterprise during these difficult times."

Chris Peterson, Chief Financial Officer and President, Business Operations, said, “Despite the disruption from COVID-19, the company’s first quarter results were in line with or ahead of guidance across all key metrics, as better than expected performance during the first two months offset a significant slowdown in March. Disciplined focus on productivity, overhead cost savings and complexity reduction drove a better than expected operating margin. We generated positive operating cash flow in the seasonally slow first quarter, a $223 million improvement versus year ago results, attributable to the strong progress on working capital initiatives implemented as part of our turnaround plan.”
First Quarter 2020 Executive Summary

–Net sales were $1.9 billion, a decline of 7.6 percent compared with the prior year period.

–Core sales declined 5.1 percent compared with the prior year period. Three of eight business units delivered core sales growth.

–Reported operating margin was negative 74.7 percent compared with positive 0.6 percent in the prior year period, reflecting a $1.5 billion noncash impairment charge recorded in the current quarter. Normalized operating margin was 6.0 percent, compared with 6.1 percent in the prior year period.

–Reported diluted loss per share for the total company was $3.02 compared with a loss of $0.36 per share in the prior year period.

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–Normalized diluted earnings per share for the total company were $0.09 compared with $0.12 in the prior year period, with an increase in normalized earnings from continuing operations more than offset by the foregone contribution from divested businesses.

–Operating cash flow was $23 million, compared with an operating cash outflow of $200 million in the prior year period, reflecting strong working capital progress.

–The company withdrew previously announced full year 2020 guidance due to the highly dynamic outlook for the global economy and ongoing supply chain and demand disruptions.

First Quarter 2020 Operating Results

Net sales were $1.9 billion, a 7.6 percent decline compared to the prior year period, reflecting a 5.1 percent decline in core sales and the unfavorable impact of foreign exchange.

Reported gross margin was 32.7 percent compared with 32.1 percent in the prior year period, as productivity initiatives and pricing more than offset headwinds from tariffs, inflation and mix. Normalized gross margin was 32.8 percent compared with 31.7 percent in the prior year period.

Reported operating loss was $1.4 billion compared with operating income of $12 million in the prior year period. Impairment charges of $1.5 billion and $63 million were incurred in the current and prior year periods, respectively, primarily related to goodwill and intangible assets. Reported operating margin was negative 74.7 percent compared with positive 0.6 percent in the prior year. Normalized operating income was $113 million compared with $124 million in the prior year period. Normalized operating margin was 6.0 percent, compared with 6.1 percent in the prior year period.

Interest expense was $63 million compared with $80 million in the prior year period, attributable to a reduction in outstanding debt.

The company reported a tax benefit of $204 million compared with a benefit of $20 million in the prior year period due to discrete tax benefits in both periods. Normalized tax expense was $3 million, compared with $4 million in the prior year period.
The company reported a net loss of $1.3 billion, or $3.02 diluted loss per share, compared with a net loss of $151 million, or $0.36 diluted loss per share, in the prior year period.

Normalized net income was $39 million, or $0.09 diluted earnings per share, compared with $53 million, or $0.12 diluted earnings per share, in the prior year period, with an increase in normalized earnings from continuing operations more than offset by the foregone contribution from divested businesses.

An explanation of non-GAAP measures and a reconciliation of these non-GAAP results to comparable GAAP measures is included in the tables attached to this release. Normalized results in the year ago period have been recast to include Rubbermaid Commercial Products, Mapa/Spontex and Quickie in continuing operations, as well as the depreciation and amortization expense that would have been recorded had these businesses been continuously classified as held and used.

Balance Sheet and Cash Flow

Operating cash flow in the first quarter was $23 million, compared with an operating cash outflow of $200 million in the prior year period, reflecting strong working capital progress.

At the end of the first quarter, Newell Brands had cash and cash equivalents of $476 million and total debt outstanding of $6.0 billion, including $290 million borrowed under its accounts receivable securitization
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facility. The company ended the quarter with a strong liquidity position, with $1.2 billion of available borrowing capacity on its credit revolver as of March 31, 2020.

First Quarter 2020 Operating Segment Results

The Food & Commercial segment generated net sales of $520 million compared with $504 million in the year ago period, reflecting core sales growth of 5.2 percent offset by the headwind from foreign exchange. Both the Food and Commercial business units delivered positive core sales growth. Reported operating income was $84 million compared with $1 million in the prior year period. Reported operating margin was 16.2 percent compared with 0.2 percent in the prior year period. Normalized operating income was $91 million, or 17.5 percent of sales, versus $64 million, or 12.7 percent of sales, in the prior year period.

The Learning & Development segment generated net sales of $528 million compared with $581 million in the prior year period, reflecting a core sales decline of 5.5 percent and headwind from foreign exchange. The Baby business unit generated positive core sales growth offset by a decline in Writing. Reported operating income was $5 million compared with operating income of $89 million in the prior year period. Reported operating margin was 0.9 percent compared with 15.3 percent in the prior year period. Normalized operating income was $86 million, or 16.3 percent of sales, versus $94 million, or 16.2 percent of sales, in the year-ago period.

The Appliances & Cookware segment generated net sales of $291 million compared with $330 million in the prior year period, due to a core sales decline of 8.5 percent and the impact of unfavorable foreign exchange. Reported operating loss was $308 million, or negative 105.8 percent of sales, compared with an operating loss of $4 million, or negative 1.2 percent of sales, in the prior year period. The year over year change was primarily due to a $299 million impairment charge related to goodwill and intangibles. Normalized operating loss was $7 million, or negative 2.4 percent of sales, versus a normalized operating loss of $2 million, or negative 0.6 percent of sales, in the prior year period.

The Home & Outdoor Living segment generated net sales of $547 million compared with $627 million in the prior year period, reflecting a core sales decline of 11.3 percent, the impact of unfavorable foreign exchange and the exit of 44 underperforming Yankee Candle retail stores during the first quarter. The core sales decline includes the impact of the temporary closure of all North American retail stores in mid-March as a result of the COVID-19 pandemic. The Home Fragrance, Outdoor & Recreation and Connected Home & Security business units experienced core sales declines. The reported operating loss was $1.1 billion, or negative 204.9 percent of sales, compared with an operating loss of $2 million, or negative 0.3 percent of sales, in the prior year period. The year over year change was primarily due to a $1.0 billion impairment charge related to goodwill and intangible assets in the three business units. Normalized operating loss was $11 million compared with normalized operating income of $12 million in the prior year period. Normalized operating margin was a negative 2.0 percent compared with a positive 1.9 percent in the prior year period.

COVID-19 Update

Newell Brands began the first quarter with strong momentum. However, beginning in March and extending through April, the company began to experience significant COVID-19 related disruption to its business in three primary areas:

1.Supply chain. While the majority of the company’s factories are considered essential in their applicable jurisdictions and are operational, the company is experiencing disruption at a number of facilities. Of its 135 manufacturing and distribution facilities, nearly 20 were or are temporarily closed, the most significant of which are its South Deerfield, MA, Home Fragrance plant, and its Mexicali, Mexico, Writing facility, which were closed in line with government guidelines as of late March and mid-April, respectively. The Mexicali plant has since reopened on a limited basis.
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2.Retail. While Newell Brands’ largest retail customers are experiencing a surge in sales as their stores remain open, a number of secondary customers, primarily in the specialty and department store channels, have temporarily closed their brick and mortar stores. These dynamics, in combination with some retailers’ prioritization of essential items, have had a meaningful impact on retailer order patterns. In addition, Newell Brands temporarily closed its Yankee Candle retail stores in North America as of mid-March.

3.Consumer demand patterns. As the quarantine phase of the pandemic has taken hold, consumer purchasing behavior has strongly shifted to certain focused categories. While certain of the company’s businesses benefited from this shift in the first quarter, including Food and Commercial, others have seen significant slowing.

As a result of these challenges Newell Brands experienced a significant negative impact on sales in March and April and expects this trend to continue through the second quarter. For context, in April, the company estimates it experienced a sales decline of approximately 25 percent.

The ultimate impact on the second quarter and full year 2020 is unknown at this time, as it is difficult to predict the duration of social distancing and shelter-in-place mandates, as well as the trajectory and pace of economic recovery. However, the company anticipates the impact to its second quarter results will be material, with the current expectation for this quarter to be the most impacted by the pandemic. The company remains optimistic that it will deliver sequential improvement in the back half of the year. However, as a result of the uncertain and highly dynamic outlook for the global economy, as well as ongoing demand and supply chain disruptions, the company is withdrawing its previously announced full year guidance for 2020 and is not issuing quarterly guidance for the second quarter.

Newell Brands has taken significant and decisive actions to safeguard the health and well-being of its employees, protect its profitability and operating cash flow, and maintain business continuity despite the impact of the global pandemic. As part of its efforts to contain costs and maximize financial flexibility the company has:

•furloughed approximately 5,000 employees, primarily related to supply chain and retail operations,
•tightened discretionary spending,
•reduced and optimized advertising and promotional expenses,
•instituted a hiring freeze for non-essential roles, and
•applied even more rigorous discipline to conserve cash by optimizing working capital.

Newell Brands is confident in its strong financial position and believes it has sufficient flexibility to navigate through this volatile period.

Executive Appointment

Mike Hayes joined Newell Brands on April 5, 2020, in the role of Chief Customer Officer. Hayes joins the company from Georgia Pacific, where he served as Senior Vice President, Sales & Sales Strategy. Previously he led the North American sales organization as Chief Sales Officer for the $6 billion in point of sale consumer business comprising brands such as Angel Soft, Quilted Northern, Brawny, Vanity Fair and Sparkle. He has a track record of driving strong sales and market share growth in highly penetrated competitive categories through improved revenue management, commercial innovation, channel expansion and customer collaboration focused on innovation in supply chain and fulfillment.

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Conference Call

Newell Brands’ first quarter 2020 earnings conference call will be held today, May 1, at 11:00 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable business segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures, retail store openings and closings, certain market exits, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2020 reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” operating margin, “normalized” net income, “normalized” diluted earnings per share, “normalized” income from continuing operations, “normalized” depreciation and amortization, “normalized” EBITDA, “normalized” interest and “normalized” tax benefits, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, expenses related to certain product recalls and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company utilizes a “with” and “without” approach to determine normalized income tax benefit or expense. The company will also exclude one-time tax expenses related to a change in tax status of certain entities and the loss of GILTI tax credits as a result of utilizing the 50% IRC Section 163j limit resulting from the CARES Act to determine normalized income tax benefit.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.
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Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Marmot®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Mapa®, Spontex® and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Nancy O’Donnell	Danielle Clark
SVP, Investor Relations & Corporate Communications	Senior Manager, External Communications
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nancy.odonnell@newellco.com	danielle.clark@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the impact of the COVID-19 pandemic and similar matters, are forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” beginning to,” “will,” “should,” “would,” “resume,” “are confident that” or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements, including the impairment charges and accounting for income taxes. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•our ability to manage the demand, supply and operational challenges with the actual or perceived effects of the COVID-19 pandemic;
•our dependence on the strength of retail, commercial and industrial sectors of the economy in various countries around the world;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of our customers;
•risks related to our substantial indebtedness, a potential increase in interest rates or changes in our credit ratings;
•our ability to improve productivity, reduce complexity and streamline operations;
•future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;
•our ability to remediate the material weakness in internal control over financial reporting and to consistently maintain effective internal control over financial reporting;
•our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•the impact of costs associated with divestitures;
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•our ability to effectively execute our turnaround plan;
•changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner;
•the impact of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties;
•the risks inherent to our foreign operations, including foreign exchange fluctuations, exchange controls and pricing restrictions;
•a failure of one of our key information technology systems, networks, processes or related controls or those of our service providers;
•the impact of U.S. and foreign regulations on our operations, including the escalation of tariffs on imports into the U.S. and exports to Canada, China and the European Union, environmental remediation costs and data privacy regulations;
•the potential inability to attract, retain and motivate key employees;
•the impact of new Treasury and tax regulations and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•our ability to protect intellectual property rights;
•significant increases in funding obligations related to our pension plans; and
•other factors listed from time to time in our filings with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the unaudited condensed consolidated financial statements. As discussed above, the world is currently experiencing the global COVID-19 pandemic which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we have made our best estimates based upon current information, the effects of the COVID-19 pandemic on our business may result in future changes to management’s estimates and assumptions, especially if the severity worsens or duration lengthens. Actual results may differ materially from the estimates and assumptions developed by management. If so, the company may be subject to future incremental impairment charges as well as changes to recorded reserves and valuations.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.
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NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share data)

	Three Months Ended March 31,
	2020	2019	% Change
Net sales	$1,886	$2,042	(7.6)%
Cost of products sold	1,269	1,387
Gross profit	617	655	(5.8)%
Selling, general and administrative expenses	548	569	(3.7)%
Restructuring costs, net	2	11
Impairment of goodwill, intangibles and other assets	1,475	63
Operating income (loss)	(1,408)	12	NM
Non-operating expenses:
Interest expense, net	63	80
Other expense, net	12	26
Loss before income taxes	(1,483)	(94)	NM
Income tax benefit	(204)	(20)
Loss from continuing operations	(1,279)	(74)	NM
Loss from discontinued operations, net of tax	—	(77)
Net loss	$(1,279)	$(151)	NM

Weighted average common shares outstanding:
Basic	423.8	423.0
Diluted	423.8	423.0
Earnings per share:
Basic:
Loss from continuing operations	$(3.02)	$(0.18)
Income (loss) from discontinued operations	—	(0.18)
Net loss	$(3.02)	$(0.36)	NM
Diluted:
Loss from continuing operations	$(3.02)	$(0.18)
Income (loss) from discontinued operations	—	(0.18)
NET INCOME	$(3.02)	$(0.36)	NM

Dividends per share	$0.23	$0.23

* NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$476	$349
Accounts receivable, net	1,398	1,842
Inventories	1,700	1,606
Prepaid expenses and other current assets	343	313
Total current assets	3,917	4,110
Property, plant and equipment, net	1,123	1,155
Operating lease assets	561	615
Goodwill	3,483	3,709
Other intangible assets, net	3,567	4,916
Deferred income taxes	873	776
Other assets	379	361
TOTAL ASSETS	$13,903	$15,642
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,036	$1,102
Accrued compensation	124	204
Other accrued liabilities	1,152	1,340
Short-term debt and current portion of long-term debt	639	332
Total current liabilities	2,951	2,978
Long-term debt	5,375	5,391
Deferred income taxes	498	625
Operating lease liabilities	503	541
Other noncurrent liabilities	1,097	1,111
Total liabilities	10,424	10,646

Stockholders' equity
Total stockholders' equity attributable to parent	3,454	4,963
Total stockholders' equity attributable to non-controlling interests	25	33
Total stockholders' equity	3,479	4,996
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,903	$15,642

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(1,279)	$(151)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	91	87
Impairment of goodwill, intangibles and other assets	1,475	175
Gain from sale of businesses, net	(1)	(5)
Deferred income taxes	(234)	(47)
Stock based compensation expense	8	5
Loss on change in fair value of investments	3	17
Other, net	1	1
Changes in operating accounts excluding the effects of acquisitions and divestitures:
Accounts receivable	369	246
Inventories	(142)	(259)
Accounts payable	(49)	(107)
Accrued liabilities and other	(219)	(162)
Net cash provided by (used in) operating activities	23	(200)
Cash flows from investing activities:
Capital expenditures	(58)	(58)
Other investing activities, net	2	(18)
Net cash used in investing activities	(56)	(76)
Cash flows from financing activities:
Net receipts of short term debt	305	521
Payments on current portion of long-term debt	—	(268)
Payments on long-term debt	(16)	(5)
Loss on extinguishment of debt	—	(3)
Cash dividends	(99)	(98)
Equity compensation activity and other, net	(17)	(2)
Net cash provided by financing activities	173	145
Exchange rate effect on cash, cash equivalents and restricted cash	(24)	(1)
Increase (decrease) in cash, cash equivalents and restricted cash	116	(132)
Cash, cash equivalents and restricted cash at beginning of period	371	496
Cash, cash equivalents and restricted cash at end of period	$487	$364
Supplemental disclosures:
Restricted cash at beginning of period	$22	$—
Restricted cash at end of period	11	—

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended March 31, 2020
	GAAP	Restructuring	Acquisition	Transactions		Non-GAAP
	Measure	and restructuring	amortization and	and	Other	Measure
	Reported	related costs [1]	impairment [2]	related costs [3]	items [4]	Normalized*
Net sales	$1,886	$—	$—	$—	$—	$1,886
Cost of products sold	1,269	—	—	—	(2)	1,267
Gross profit	617	—	—	—	2	619
	32.7%					32.8%
Selling, general and administrative expenses	548	(4)	(31)	(1)	(6)	506
	29.1%					26.8%
Restructuring costs, net	2	(2)	—	—	—	—
Impairment of goodwill, intangibles and other assets	1,475	—	(1,475)	—	—	—
Operating income (loss)	(1,408)	6	1,506	1	8	113
	(74.7)%					6.0%
Non-operating (income) expenses, net	75	—	—	1	(5)	71
Income (loss) before income taxes	(1,483)	6	1,506	—	13	42
Income tax provision (benefit) [5]	(204)	1	229	—	(23)	3
Net income (loss)	$(1,279)	$5	$1,277	$—	$36	$39

Diluted earnings (loss) per share **	$(3.02)	$0.01	$3.01	$—	$0.08	$0.09
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 424.9 million shares for the three months ended March 31, 2020.
Totals may not add due to rounding.

[1] Restructuring and restructuring related costs of $6 million.
[2] Acquisition amortization costs of $31 million; impairment charges of $1.5 billion related to goodwill, other intangible assets and operating right of use assets.
[3] Divestiture costs of $1 million primarily related to completed divestitures and net gain on disposition of $1 million related to the sale of the Jostens business.
[4] Loss of $3 million due to changes in the fair value of certain investments; Argentina hyperinflationary adjustment of $2 million; $6 million of other charges, primarily related to fees for certain legal proceedings; $1 million of other charges, primarily related to a product recall and $1 million loss on pension settlement. Includes income tax expense of $20 million related to change in tax status of certain entities and $5 million for effects of adopting the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.
[5] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended March 31, 2019
	GAAP	Restructuring	Acquisition	Transactions		Non-GAAP Measure
	Measure	and restructuring	amortization and	and related	Other		Proforma
	Reported	related costs [1]	impairment [2]	costs [3]	items [4]	Normalized*	Adjustments [5]	Proforma
Net sales	$2,042	$—	$—	$—	$—	$2,042	$—	$2,042
Cost of products sold	1,387	(1)	—	—	(1)	1,385	10	1,395
Gross profit	655	1	—	—	1	657	(10)	647
	32.1%					32.2%		31.7%
Selling, general and administrative expenses	569	(6)	(33)	(7)	(1)	522	1	523
	27.9%					25.6%		25.6%
Restructuring costs, net	11	(11)	—	—	—	—	—	—
Impairment of goodwill, intangibles and other assets	63	—	(63)	—	—	—	—	—
Operating income (loss)	12	18	96	7	2	135	(11)	124
	0.6%					6.6%		6.1%
Non-operating (income) expenses, net	106	—	—	—	(21)	85	—	85
Income (loss) before income taxes	(94)	18	96	7	23	50	(11)	39
Income tax provision (benefit) [6]	(20)	7	13	3	4	7	(3)	4
Income (loss) from continuing operations	(74)	11	83	4	19	43	(8)	35
Income (loss) from discontinued operations, net of tax	(77)	—	84	(5)	16	18	—	18
Net income (loss)	$(151)	$11	$167	$(1)	$35	$61	$(8)	$53

Diluted earnings (loss) per share **	$(0.36)	$0.03	$0.39	$—	$0.08	$0.14	$(0.02)	$0.12
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 423.4 million shares for the three months ended March 31, 2019.
Totals may not add due to rounding.

[1] Restructuring and restructuring related costs of $18 million.
[2] Acquisition amortization costs of $33 million; impairment charges of $175 million ($112 million is reported in discontinued operations) related to goodwill and other intangible assets.
[3] Divestiture costs of $8 million ($2 million of which is reported in discontinued operations) primarily related to the completed divestitures of businesses and acquisition related costs of $1 million; net gain on disposition of $5 million (reported in discontinued operations) for working capital adjustments related to the sale of the Waddington, Jostens and Fishing businesses.
[4] Loss of $17 million due to changes in the fair value of certain investments; Argentina hyperinflationary adjustment of $5 million; $1 million of other charges, primarily related to fees for certain legal proceedings and tax adjustment of $4 million primarily related to foreign and state tax impacts of offshore earnings.
[5] Depreciation and amortization expense related to the Commercial Business and the Mapa and Quickie businesses that would have been recorded had the businesses been continuously classified as held and used.
[6] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended March 31, 2020						Three Months Ended March 31, 2019						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Proforma	Proforma			Proforma Operating
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Income (Loss)
	Net Sales	Income (Loss)	Margin	Items [1]	Income (Loss)	Margin	Net Sales	Income (Loss)	Margin	Items [2] [3]	Income (Loss) [3]	Margin [3]	$	%	$	%
APPLIANCES AND COOKWARE	$291	$(308)	(105.8)%	$301	$(7)	(2.4)%	$330	$(4)	(1.2)%	$2	$(2)	(0.6)%	$(39)	(11.8)%	$(5)	(250.0)%
FOOD AND COMMERCIAL	520	84	16.2%	7	91	17.5%	504	1	0.2%	63	64	12.7%	16	3.2%	27	42.2%
HOME AND OUTDOOR LIVING	547	(1,121)	(204.9)%	1,110	(11)	(2.0)%	627	(2)	(0.3)%	14	12	1.9%	(80)	(12.8)%	(23)	(191.7)%
LEARNING AND DEVELOPMENT	528	5	0.9%	81	86	16.3%	581	89	15.3%	5	94	16.2%	(53)	(9.1)%	(8)	(8.5)%
CORPORATE	—	(66)	—%	20	(46)	—%	—	(61)	—%	17	(44)	—%	—	—%	(2)	(4.5)%
RESTRUCTURING	—	(2)	—%	2	—	—%	—	(11)	—%	11	—	—%	—	—%	—	—%
	$1,886	$(1,408)	(74.7)%	$1,521	$113	6.0%	$2,042	$12	0.6%	$112	$124	6.1%	$(156)	(7.6)%	$(11)	(8.9)%

[1]The three months ended March 31, 2020 excluded items consists of $1.5 billion of impairment charges for goodwill and other intangible assets; $31 million of acquisition amortization costs; $6 million of restructuring and restructuring-related charges; $1 million of transaction related costs and other charges of $8 million, primarily related to a product recall, Argentina hyperinflationary adjustment and fees for certain legal proceedings.
[2]The three months ended March 31, 2019 excluded items consists of $63 million of impairment charges for goodwill and other intangible assets; $33 million of acquisition amortization costs; $18 million of restructuring and restructuring-related charges; $7 million of transaction related costs and other charges of $2 million, primarily related to Argentina hyperinflationary adjustment and fees for certain legal proceedings.
[3]Proforma normalized operating income (loss) and margin reflect an adjustment within excluded items for depreciation and amortization expense of $11 million related to Commercial Business, and the Mapa and Quickie businesses in the Food and Commercial segment that would have been recorded had they been continuously classified as held and used.for the three months ended March 31, 2019.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CORE SALES ANALYSIS BY SEGMENT
(Amounts in millions)

	Three Months Ended March 31, 2020					Three Months Ended March 31, 2019			Increase (Decrease) Core Sales
	2020 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Net Sales Base Business	Currency Impact [3]	2020 Core Sales [1]	2019 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2019 Core Sales [1]	$	%
APPLIANCES AND COOKWARE	$291	$—	$291	$11	$302	$330	$—	$330	$(28)	(8.5)%
FOOD AND COMMERCIAL	520	—	520	10	530	504	—	504	26	5.2%
HOME AND OUTDOOR LIVING	547	(1)	546	5	551	627	(6)	621	(70)	(11.3)%
LEARNING AND DEVELOPMENT	528	(3)	525	7	532	581	(18)	563	(31)	(5.5)%
	$1,886	$(4)	$1,882	$33	$1,915	$2,042	$(24)	$2,018	$(103)	(5.1)%

CORE SALES ANALYSIS BY GEOGRAPHY

	Three Months Ended March 31, 2020					Three Months Ended March 31, 2019			Increase (Decrease) Core Sales
	2020 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Net Sales Base Business	Currency Impact [3]	2020 Core Sales [1]	2019 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2019 Core Sales [1]	$	%
NORTH AMERICA	$1,319	$(4)	$1,315	$1	$1,316	$1,408	$(22)	$1,386	$(70)	(5.1)%
EUROPE, MIDDLE EAST, AFRICA	301	—	301	8	309	324	(1)	323	(14)	(4.3)%
LATIN AMERICA	135	—	135	21	156	146	(1)	145	11	7.6%
ASIA PACIFIC	131	—	131	3	134	164	—	164	(30)	(18.3)%
	$1,886	$(4)	$1,882	$33	$1,915	$2,042	$(24)	$2,018	$(103)	(5.1)%
[1]“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency. Core Sales Increases/(Decreases) excludes the impact of currency, acquisitions and divestitures.
[2]Divestitures include the exit of the North American distributorship of Uniball® Products and, consistent with standard retail practice, current and prior period net sales from retail store closures from the decision date to close through their closing dates.
[3]“Currency Impact” represents the effect of foreign currency on 2020 reported sales and is calculated as the difference between the 2020 reported sales and by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).